EXHIBIT 99


                              Transcript of
                             NIKE, Inc (NKE)
                   Q2 FY2008 Earnings Conference Call
                            December 19, 2007


Operator: Good afternoon, everyone. Welcome to NIKE's fiscal 2008 second quarter conference call. For those of you need to reference today's press release, you'll find it at www.nikebiz.com.

Leading today's call will be Pamela Catlett, Vice President, Investor Relations. Before I turn the call over to Ms. Catlett, let me remind you that participants of this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including Forms 8-K, 10K, and 10-Q.

Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and at once orders, exchange rate fluctuations, order cancellation and discounts which may vary significantly from quarter to quarter. In addition and it's important to remember that significant portion of NIKE, Inc.'s business including equipment, most of NIKE
Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call might also include discussion of non-public financial and statistical information which is also publicly available on that site, www.NIKEbiz.com. Now, I'd like to turn the call over to Pam Catlett, Vice President, Investor Relations.


Pamela Catlett: Thank you.

Happy holidays everyone and thank you for joining us today to discuss NIKE's fiscal 2008 second quarter results. We issued our results about an hour ago if you need to reference them as the operator said, you can find the results on our press release--of our press release on our website at www.NIKEbiz.com where you'll also find reconciliations between GAAP and non-GAAP reported items. Joining us on today's call will be NIKE, Inc.'s CEO, Mark Parker followed by Charlie Denson, President of the NIKE brand and finally you'll hear from our Chief Financial Officer, Don Blair who will give you an in depth review of our financial results.

Following their prepared remarks we'll take your questions. As for questions, you all know the drill. We would like to allow as many of you to ask questions as possible in our allotted time so we would appreciate you limiting your initial questions to two and in the event you have additional questions that are not covered by others please feel free to requeue and we will do our best to come back to you.

Thanks for your cooperation on this and it is now my pleasure to introduce NIKE's CEO, Mark Parker.

Mark Parker: Thanks, Pam, and welcome, everybody to our second quarter call.

Q2 was another strong quarter for NIKE and shows that we continue to meet the promise of delivering sustainable profitable growth. We increased revenue and gross margins in every region. Net revenue for the quarter was up 14%, that's 25 consecutive quarters of year-over-year revenue growth. For the quarter we added over $500 million of incremental revenue to reach $4.3 billion. Global futures are up 10% on a constant dollar basis.

EPS grew 11% for the quarter to $0.71 a share. We continue to manage down our inventory levels, our footwear business continues to build strength in every region and we increased our quarterly cash dividend to $0.23 per share, a 24% increase over the previous quarter, and that's consistent with our five year average of dividend increases.

These numbers really illustrate the ability of the NIKE brand to connect with consumers. Q2 also shows the benefit of having multiple levers to pull across categories, geographies and throughout the portfolio. This gives NIKE a lot of flexibility especially in shifting macroeconomic conditions. This flexibility has helped NIKE consistently outperform our competitors, and that's a good indicator for some people but we don't focus on the past, we focus on our potential.

Specifically, we're building some serious momentum in emerging markets. China continues to be a big focus, revenues grew 37% in Q2. We have a solid and strategic presence in Tier 2 and Tier 1 cities. We're seeing very solid year-over-year comp sales performance across our retail base in China. For example, our flagship store in Beijing is exceeding our expectation and is now one of the most productive and exciting stores in the world. We're on plan in China and looking forward to showcasing NIKE innovation on the world stage in Beijing this August.

Another big story is our CEMEA region which includes Central and Eastern Europe, the Middle East and Africa. Revenues for the region are up 30% lead by Russia and Turkey , where revenues are up 45% and 39% respectively. Both China and CEMEA are on track to surpass $1 billion in revenue this fiscal year and it's truly just a beginning for these two key markets.

Here in the U.S. we continue to help drive innovation in the marketplace. I hope some of you had the chance to visit the House of Hoops store in New York or the Running Experience in NIKETown New York or maybe even the new iD spaces in New York and London. If you have then you saw how we're able to enrich the consumer experience at retail. It's a good first step in showing how we can further differentiate and segment NIKE and our retail partners.

In apparel, our NIKE Pro and NIKE Sport essentials continue to do well and we see tremendous opportunity in our sportswear business. Sportswear is one of our six key growth categories and that means the team is laser focused on this consumer, gaining the insights it takes to create compelling product and then elevating the way those products are merchandised at retail. The success of our performance apparel is a great base to build on in the sportswear space. You're going to see how that works in Beijing, we will deliver what I would consider to be the most significant performance in sportswear apparel initiatives in NIKE history. It really shows how the power of design and the art of merchandising can work together to create premium consumer experiences in apparel.

In our portfolio of brands, performance and potential remain very strong. In Q2, the subsidiary businesses contributed over $600 million in revenue, up 16% over last year, and delivered $71 million in pre-tax income, up 31% since last year. This includes record Q2 performance from Converse and Cole Haan. We certainly see a lot of potential for continued growth in the subsidiaries.

In Q2, we also made three bold moves to strengthen the performance and the potential of our portfolio. Two of those moves were divestitures, NIKE Bauer Hockey and Starter and we also announced our intention to acquire Umbro. We are very excited about what this means for NIKE's global soccer business. All three of these moves show that we're committed to investing and divesting to create a higher potential portfolio, that we're flexible, that we're willing to make bold moves, and that we're able to put capital to work in the right places to maximize our relevance with consumers and our value to shareholders.

All of this is about leadership, and how NIKE leads the consumer, leads the product innovation, leads the market and the industry. We're aggressively managing costs and also investing in those areas that give us the foundation we need to expand our leadership. Consumer connections, retail capabilities, emerging markets, talent management, technology, digital competency, gaining and leveraging efficiencies across our portfolio, all the things that broaden our base of excellence and enable another level of growth. We have a very clear vision of our strength and opportunities and we're pursuing both with a vengeance.

Now I'll turn it over to Charlie for an update on the NIKE brand.

Charlie Denson: Thank you, Mark.

Happy holidays to everybody. What can I say? Second quarter for the NIKE brand was very good. Revenues up, futures are up, margins are up, and the quality of our inventory and close out levels is excellent. All in all, we feel pretty good about today's results and about where we are in our growth plans.

I'd like to start off today by talking a little bit about our plans with retail and that is to build world class destinations that deliver a premium experience to the consumer. We're doing that with our partners and in our direct retail locations. Where we're seeing some very encouraging numbers. Mark mentioned the House of Hoops which had a terrific opening and the Running Experience in NIKETown New York. I think these are good examples of how we're elevating the consumer experience at retail with superior merchandising, great service at the floor level, and a strong connection back to the local community.

We're seeing very strong results in converting some of our women's stores to dual gender presentations, and we're applying several of these new elements in our new NIKE store format. We're well along in the development phase of the new store and would expect to see the first locations announced in the next 90 days. NIKEiD is gaining a lot of steam as well. We opened NIKEiD studios in both New York and London NIKETowns over the past couple of months. In fact reservations for a session with a NIKEiD design consultant are already booked clear through January, and the conversion rates for the NIKEiD studio in NIKETown New York alone is up to over 90%.

As part of our growth plan, we said that digital was going to be a growth driver and it is. More than 3 million people visit our website each month, and that continues to grow. Increased traffic combined with very healthy conversion rates in Q2 increased our revenue from digital 40% over the last year and we have a lot more ideas in the hopper. The U.S. market continues to be a dynamic one and a strong one for NIKE. Q2 revenues are up 7% over last year and pre-tax is up 9% as we outperformed in a very challenging market. We see a lot of potential in our key categories including some impressive momentum in running and training, both men's and women's.

Men's training is where our cleated football business lives. It's also where NIKE connects with some of the most exciting stories in American sports right now whether it's Tom Brady and the New England Patriots or Brett Favre, we're front and center. We're also back on the field with our new NFL glove deal that started in week 8 of this season and if it's the college bowl season you're looking forward to, NIKE has 9 of the 10 BCS teams, 47 of 64 schools will be in NIKE uniforms and footwear and 44 teams will be teeing up the NIKE football. That's good for NIKE and good for football, and for the ninth season in a row, NIKE will have the national champion.

At a glance, the U.S. basketball market is underweight compared to its super nova performance of a few years ago but I remain very confident in this business. We're bringing great new product to the game like the LeBron V and the new Melo 4, the M4. The new signature shoe for Carmelo Anthony and we're all looking forward to the Air Jordan 23 launch at the all-star game in New Orleans. We had a particularly strong sell-through in November here in the U.S. and we increased share in every major category with basketball seeing the biggest single jump and we continue to expand our lead in the ever important China market as well.

Mark mentioned apparel where we continue to see strong sell-through in our NIKE Pro apparel and in our fundamentals business, specifically the NIKE sports essentials, around the world. We continue to see momentum building on the performance side of our apparel business around that world, focusing on iconic items, spreading color, and continuing to push the innovation spectrum in both fabric technology, fit, and construction. The competitive uniforms you'll see in Beijing represent some of the biggest advancements we've seen in performance apparel in quite awhile.

The softness in our U.S. apparel business is reflected in our sportswear segment. What we call the sports inspired silo, we're addressing some of these changes now and you'll start to see some of that product at retail this summer. We're leveraging our category focus to create fewer styles that have increased relevance across the regions. That means clear product assortments, stronger footwear hook ups, and more compelling merchandising at retail, and of course, we're always looking at the leverage we can pull to expand margins.

In every region, revenues, futures and pre-tax are all up. In the UK, and Western Europe, we're seeing the benefits of a sustained brand strength and cleaner distribution. The European team has delivered their tenth consecutive quarter of revenue growth, and even more impressive, profitability in the region is even stronger.

The T-90 soccer boot continues to sell-through extremely well as we head towards the 2008 Euro Champ. We're set to launch the next big boot story, the Mercurial SL which is a carbon fiber boot that was originally just a concept car. We weren't going to offer it to the public, but it has performed so well in initial wear tests that we're convinced it is going to be the next edition of our groundbreaking Mercurial silo.

As Mark said, our CEMEA region is really clicking with a record second quarter for most countries in the region. We're successful there because we're executing two things really well. First, we're very focused on brand and product alignment, and second, we're being very strategic in our commercial development. We're reaching consumers with the right products and the right stories in the right places. So CEMEA continues to be a great growth story for us.

And China is racing towards the Olympics. We feel very good about where we are with the Chinese consumers and with the brand at retail. Our product is selling very well and at a pace that reflects our confidence in the market and our discipline at managing inventory levels both into and coming out of the Olympics. The new Beijing store that we opened in August is surpassing even our highest expectations and we're really looking forward to having one of our new concept stores open there before the games begin.

In Japan, revenue and futures are up while inventories are down. The results are not dramatic, yet, but our fundamentals there look good. We're staying focused and patient in managing our distribution strategies and our brand position continues to be solid. I would say I'm guardedly optimistic. It's an incredibly important market for us and we have the patience we need to make sure we get it right. In other words, Q2 shows that we're pulling all the the right levers and it's nice to have them.

Now it's over to Don to take you through the numbers.

Donald Blair: Thanks, Charlie.

The strength of our global business portfolio was again evident in our second quarter financial performance. Both revenues and earnings per share grew at a double digit rate driven by strong operating results across multiple brands, geographies, and categories. In addition we continue to deliver both growth and increased capital efficiency, as both return on invested capital and cash flow grew strongly versus the prior year.

To recap the results for NIKE, Inc., revenues for the quarter grew 14% with four points of growth from the weaker dollar. On a reported basis, NIKE brand revenues grew 13% as all four regions and all three product types delivered revenue growth for the quarter. Revenues for the businesses we report as other grew 16%. Futures orders scheduled for delivery from December 2007 through April 2008 grew over 13% versus last year, driven by robust growth in each of our international regions. Excluding currency changes, futures were up 10%.

For the quarter, pre-tax income grew 15%. Diluted earnings per share for the quarter grew 11% to $0.71 reflecting a higher tax rate than last year's second quarter which was reduced by the recognition of a new international tax agreement. Second quarter gross margins expanded 90 basis points versus the prior year driven by better in line pricing margins in footwear, better close out management, and faster revenue growth in high margin businesses. Currency changes had a minimal impact on gross margin for the quarter.

Over the past two quarters of fiscal 2008, we delivered $738 million of free cash flow from operations, paid out $185 million in dividends, and repurchased $614 million of NIKE stock. Even so, our balance of cash and short-term investments totaled over $3 billion as of November 30th, over $6.00 a share on a gross basis, and nearly $5.00 a share net of debt. Our trailing 12 month return on invested capital was 23.5%, up 240 basis points versus the end of the second quarter of fiscal 2007.

So with that recap of our consolidated performance let me give you some color commentary on the results we reported earlier today. In our European region which includes the Middle East and Africa, second quarter revenues increased 18% with 10 points of growth from currency changes. Currency neutral footwear revenues increased 9%, apparel revenues were up 6% and equipment grew by 13%.

After several years of weak market conditions in Western Europe, we're very encouraged by the continued positive momentum across the region. On a currency neutral basis virtually every country in the EMEA region reported higher revenues. As a group, our emerging markets were up 30% driven by strong results in Turkey, Russia, and Greece. In Western Europe, revenues in the UK and Germany each grew at a double digit rate while revenues in France grew at a high single digit rate.

Futures orders for the EMEA region grew 13% in constant dollars reflecting continued growth in nearly every country in the region. Second quarter pre-tax income for the European region grew 37% to $230 million driven by revenue growth, improved gross margins, SG&A leverage, and stronger European currencies. In the Asia Pacific region, second quarter revenues increased 17%, including a five percentage point benefit from currency changes.

Currency neutral revenues for footwear increased 16% and apparel grew 11%. Asia's revenue growth was driven by China where revenues for the quarter increased 35% on a currency neutral basis. Our growth in China has been driven by new store openings and double digit comp store sales growth fueled by brand building investments around the Beijing Olympics, basketball and NIKE Plus. In Japan, we saw continued signs of improvement as second quarter revenues grew about 2% on a currency neutral basis.

For the quarter, pre-tax income for Asia Pacific grew 19% to $174 million driven by strong revenue growth, expanding gross margins and stronger currencies. In the America's region, second quarter revenues increased 19% driven by about five points of benefit from stronger currencies and double digit growth across all three product types. Excluding the effects of currency changes, revenue growth for the region was driven by the Latin American markets lead by growth of over 20% in Argentina and in Mexico. Second quarter pre-tax income for the America's region grew 12% to $69 million driven by revenue growth, gross margin expansion, and favorable exchange rates.

Our business in the U.S. region delivered solid results in the second quarter. Revenues increased 7% versus the prior year, driven by higher sales to most of our top accounts. Revenues from NIKE owned retail stores in the U.S. grew 17% for the quarter. Comp store sales at NIKE first quality stores increased 6%.

U.S. futures for the period from December 2007 to April 2008 increased 1%. As we've said many times, futures growth may not be an accurate predictor of future revenue growth due to a variety of factors such as shipment timing and growth in non-futures revenue such as retail, equipment, at once, and close out sales. For the full year, we believe revenues for the U.S. region will grow closer to the mid-single digit growth rate that we expect for the long term.

Our footwear business in the U.S. delivered an excellent second quarter as revenues grew 12% and gross margins expanded. Unit volume increased double digits driven by strong growth in the sportswear, Jordan, and kid's categories, and was partially offset by a slight decline in average price per pair. U.S. apparel revenues were down 3% for the quarter as growth in performance apparel was more than offset by softness in basic sportswear products such as T-shirts and fleece.

Second quarter pre-tax income for the U.S. region increased 9% to $307 million driven largely by growth in revenues and footwear margins. Second quarter revenues from our other businesses grew 16%. Converse delivered a tremendous quarter, as revenues advanced over 40% and pre-tax income grew by a third. Revenues for NIKE Golf, Cole Haan, Hurley and NIKE Bauer Hockey each grew double digits. For the quarter, pre-tax income for the other businesses was up 31% driven by strong revenue growth, expanding gross margins and SG&A leverage.

Second quarter SG&A expense for NIKE, Inc. grew 17% with four points of the growth coming from changes in exchange rates. Excluding currency effects, demand creation grew 12% and operating overhead grew 14%. For the quarter, demand creation increased primarily due to investment in retail presentation with our accounts, brand events such as the NIKE Plus holiday campaign, and sports marketing investments in soccer and basketball.


The growth in operating overhead was driven primarily by investments in strategic growth initiatives such as NIKE owned retail China and Converse as well as normal wage inflation and performance based compensation. Other income for the quarter was about $1 million versus a small other expense in last year's second quarter. The combination of currency hedge losses and the favorable translation of foreign currency denominated profits from our international businesses increased year-over-year pre-tax income by about $25 million for the quarter.

Our tax rate for the second quarter of fiscal 2008 was 30.3% in line with our estimated effective tax rate for the remaining quarters of the fiscal year. This was a higher rate than last year's second quarter which included a retroactive benefit from an international tax agreement. We're continuing to pursue additional global tax efficiencies and hope to continue to make progress in this area.

In addition to delivering strong profitability for the quarter, we continue to drive capital productivity. In the second quarter of fiscal 2008, we improved our cash conversion cycle by 11 days driven by improved productivity metrics for inventory, accounts receivable and accounts payable. In particular, inventories are in very good shape as we reported a 3% increase versus the end of last year's second quarter. On a constant currency basis, inventories actually fell 2%.

Our goals for the full fiscal year remain largely unchanged excluding anticipated gains on the sale of the Starter and Bauer businesses. For the second half of fiscal 2008, we now expect low double digit revenue growth driven by our business momentum and the continued weakness of the U.S. dollar and we're forecasting gross margin growth roughly in line with our year-to-date results, as the benefits of clean inventories continued progress on gross margin initiatives and favorable selling currencies more than offset the impact of sourcing cost pressures such as higher oil prices, labor rates, and stronger Asian currencies.

For the balance of the year we expect SG&A to grow faster than revenue primarily due to accelerating demand creation spending over the balance of the year. This spending will be weighted more heavily towards the fourth quarter driven by the Beijing Olympics and European football championships. For the second half of the year we expect the weaker dollar will have a positive impact on our overall profitability as positive translation benefits should more than offset currency hedge losses, however, these currency hedge losses will likely result in an increase to other expense in the second half of fiscal '08.

So in summary we've delivered another successful quarter and remain on track to achieve our goals for the fiscal year. Now we would be happy to take your questions.

Operator: Thank you. We will now be conducting question and answer session. (OPERATOR INSTRUCTIONS)

Our first question comes from the line Jeffrey Edelman with UBS.

Jeffrey Edelman: Happy holidays and nice work.

Mark Parker: Thanks, Jeff.

Jeffrey Edelman: Charlie, a question for you, on domestic footwear, if we try to delve into it a little more, if we think about the retail component, that probably maybe added about 2.5 points of your U.S. sales increase, so we saw your sales to your customers up just a little faster than futures. If that's the case that we really didn't have that much of a shift in timing of shipments to account for the slower rate of growth in the future, so my question is, is there anything else in there or am I looking at it different, the wrong way?

Charlie Denson: Well, you mean, with respect to looking at futures versus the revenue number?

Jeffrey Edelman: Yes, because a large--part of your revenue growth clearly was driven by your own retail stores, so I figure backing out maybe sales to other customers were up 4.5% versus the 3% futures.

Mark Parker: So Jeff, without getting into the details of all of the math, as you point out, there's a couple of things that are driving the differences between the futures growth and the revenue growth as they have historically. Our own retail is definitely additive to the business as we talked about, we're growing our retail business in the mid-teens, so that's helping. We're also seeing faster growth in some of the At Once businesses, including things like auto replenishment.

The thing that we do caution people on here though is that as we've seen with our U.S. revenue numbers in the last few quarters, there is some volatility on timing across quarters and so generally what we're saying is we think this is a mid-single digit growing market for us. We think that's the underlying business trend and that's what we would expect to see for this fiscal year.

Jeffrey Edelman: Okay, great, that's what I thought. And then just a follow-up, on apparel, could you give us some sense of how much of the apparel business in the U.S. is really positioned really where you want it and how much of it is still work in process? If you could just give us some rough idea there?

Charlie Denson: Yes, Jeff, this is Charlie.

Well, I think Mark and I both made comment to a couple of different things. One would be that the performance out of the business is really starting to pick up momentum and we're very pleased with the progress we're making both using NIKE Pro as an example, the Sport Essentials and our placement in the authentic performance oriented retail channel so we feel really good about that. I think one of the things that we feel is still a big opportunity for us is getting the sportswear or the sports culture side of the business a little bit better positioned. We've spent quite a bit of time working on that over the last year with--as we've moved into the category orientation from an organizational standpoint and you will see a launch of a new position for the brand around sportswear in apparel and footwear late next summer, early fall.

Jeffrey Edelman: Okay, thank you.

Operator: Our next question comes from the line of Brian McGough with Morgan Stanley. Please proceed with your question.

Brian McGough: Yes, hi, guys.

Mark Parker: Hi, Brian.

Brian McGough: So I guess Mark, first, there's been a lot of strategic change at the Company over the past six months, you've had like the sale of Starter, you had the Bauer announcement, acquiring Umbro. It seems like the portfolio is getting a lot more focused as it relates to growth and higher ROI businesses and I guess I'm wondering, are the divestitures done or could we see any more that aren't earning an acceptable ROI right now and then also just when you look at the consumer trends out there, are there any areas where you see the consumer right now that you don't currently touch with the NIKE brand, but where you think an acquisition can help?

Mark Parker: Okay, there are some good, big questions there.

First of all, just say that we're making some bolder, more aggressive moves with the overall portfolio than you might have seen in recent years, and really it's all designed to optimize and leverage our overall potential of the Company, and it's not just about performance now, it's about potential as well, so that's what's really driving how we're evolving our portfolio, and the sale of the Starter brand and then Bauer, the acquisition of Umbro, and then of course, as we've talked about before, the focus we have on the bigger growth opportunities within the remaining brands in the portfolio is really where we're focused on and optimizing our growth potential.

I would say right now, specifically to your question, we don't see any other specific divestitures on the horizon with the NIKE--current NIKE, Inc. portfolio. We feel good about the performance of the other brands in the portfolio as evidenced by the Q2 performances lead by Converse and as I said Cole Haan, but we also feel good about Hurley, NIKE Golf, and then certainly the Jordan brand and then of course the NIKE brand, all performing well, but this is really all driven by our fixation on trying to optimize the overall performance of the portfolio.

I will say too that this year is--we're going to intensify our focus on being a better NIKE, Inc., and that is looking at better leveraging opportunities, investments and competencies across the portfolio, so it's not just about divesting and acquiring, it's about actually leveraging better what we have and we have significant assets and competencies to leverage better I think over the overall portfolio, so you'll see a lot more of that in the coming years for us. I really think that we're just starting to become what I would call a better NIKE, Inc., so I feel like I think we've really grabbed the reigns on the NIKE, Inc. portfolio and you're seeing results of that type of focus.

In terms of consumer trends back to your--I don't see any radical shifts in consumer trends these days that are dramatically affecting our strategy. I think the intensified focus on categories has been critical and frankly, I sit here today, a year after we really started to increase the focus on the categories within the NIKE brand and see more opportunity for growth than I ever have before. It's really become crystal clear that we have lots of room for growth and that on focus on the categories and that connection with the consumer is actually helping tremendously.

Brian McGough: If you see another brand that comes along that you want to buy, Mark, do you think you could handle two acquisitions at once, i.e., Umbro, and another one?

Mark Parker: Well that's not in the plans right now. I do feel like we've got a lot to take advantage of right now with the Umbro acquisition assuming that goes through as we do, lots of upside opportunity there and you know very well all the opportunity we're focused on within the other existing brands in the portfolio. That said, there is opportunity I think beyond what exists today for NIKE, Inc. from an acquisition standpoint. I'm not going to speculate today what those are specifically, but we do see acquisition opportunities going forward. I don't think you're going to see anything in the near future in terms of other acquisitions though.

Brian McGough: Okay.

Mark Parker: But it would be foolish, frankly, not to investigate proactively other opportunities to diversify the portfolio, but we'll continue to do that.

Brian McGough: And if I could just sneak in one more, I'm sorry. To you Charlie, unfortunately, you get a bit more of a negative question, but on the U.S. business, it had a great quarter, but when you look out you've got retail square footage out there which is still growing pretty quickly, not your's, but the overall industries, probably about twice the rate it should, and I'm wondering just what's your overall level of comfort with the state of the U.S. market, not even right now but where you think it's headed over the next year or two, do you think that we need to see another big round of store closures at retail? What are your like big picture thoughts on that?

Charlie Denson: Yes, I think, I mean the U.S. market from an economy standpoint is a bit of a head wind. I mean I don't think that's any secret with the raising energy costs and some of the other things that we talked about on a macro standpoint but when you think about over the next couple of years, I think we have learned some valuable lessons maybe back in the late 90's, and when this industry specifically here domestically went through a pretty radical consolidation, and was a little bit overbuilt.

I think we're starting to evolve now before we hit that time period and I think some of the things that we're talking about and we talk about this internally quite a bit is where does the U.S. market head and how do we continue to grow and I think this evolution into a more category specific set of destinations enables us to get into a new and quite frankly, a more positive growth mode for the industry here in the United States, so I think we're in the early days of that shift and that transition. It's going to take some time, but I think--I use this analogy all the time when I'm talking both internally and to our retail partners that 25 years ago, everybody thought athletic footwear was part of the family footwear portfolio, and somebody--there was a couple of people that had the vision that it could turn into an entire industry, and I think today, if you think of the basketball consumer or the running consumer or even the training or the team athlete consumer, those are all opportunities to continue to grow businesses that exist today and when you start to look at it that way, it does become a little bit more exponential.

Brian McGough: Okay, great. Happy holidays, guys.

Mark Parker: Thanks, Brian.

Operator: Our next question comes from the line of John Shanley with Susquehanna.

John Shanley: Thank you and good evening, folks.

Mark Parker: Hi, John.

John Shanley: Charlie, with the U.S. futures up 1% versus the 7% growth in futures in the year ago period, are we likely to see a continued growth in At Once business that may change your whole way of looking at futures as an indication in our models of how we can anticipate NIKE sales results in this domestic market in particular?

Charlie Denson: No, I don't think so, John. I think when we look at the U.S. business right now, the weakness is really on the apparel side of the business, so I don't think it's really going to dramatically change any of the way we're operating currently. We continue to use the futures program as a great indicator but certainly, not the specific or exact barometer and it's a great planning tool for both us and the retail community and it allows us to produce the right amount of product to put in the marketplace and continue to manage the marketplace and the inventory levels so that everybody is in a good place.

John Shanley: Can you give us a rough idea of how much of the business is future driven versus At Once in the footwear category in particular?

Charlie Denson: I don't have a specific number but it's still primarily a futures driven formula for us, and so--and we see that continuing and certainly in the near term and we would hope in the long term, as long as we can continue to create the demand for the brand and sell into demand, which has always been our approach in the formula that we've run here. We have to maintain the discipline at managing the marketplace and making sure that we do keep that demand curve in the right place, but we don't see any big changes--significant changes.

John Shanley: That's good to hear. Also in the domestic footwear side of the business, can you give us an insight in terms of what retail channels really help drive that strong 12% gain that the Company was able to generate in the second quarter and are there other channels that you're looking at that could help maybe down the road to help you sustain top line growth in spite of the overwhelming market share position that NIKE enjoys in the U.S. footwear market?

Charlie Denson: Well, yes, no, I'm delighted to be able to report again that actually, out of our top 10 accounts we were up with 9 out of 10 accounts and that's across the board in all channels, and so we had a great quarter in the U.S. We're very, very, very pleased with the performance across all of the channels and so we don't feel compelled to look outside the current channels that we're operating in, we think that we can continue to evolve those channels specifically into some of this category destination work that we've talked so specifically about and feel pretty good about the distribution network that we have in the availability of the NIKE brand both at price points and even as high as to the level of collector, so we feel pretty good about the distribution and the strategies we've got in place.

Mark Parker: And one more point to the may just help clarify a little bit too, in terms of understanding the futures number is that we're still seeing pretty good growth on the footwear side. As Charlie indicated, the weak spot for us in the U.S. has been a piece of the apparel business. The performance apparel has done really well, the top end of our sportswear line has done well. It's really that sport inspired part of the business that's been a little more challenging.

Charlie Denson: The sport inspired piece of the sportswear business for apparel.

John Shanley: I assume the growth in the performance end of the business has been--is it on plan or above plan from what you initially anticipated?

Charlie Denson: I would say that we're on or slightly above plan.

John Shanley: That's great to hear. Thank you very much.

Charlie Denson: Thanks, John.

Operator: Our next question comes from the line of Bob Drbul with Lehman
Brothers.

Bob Drbul: Hi, happy holidays.

Mark Parker: Hi, Bob.

Bob Drbul: I guess the first question that I have is related to the U.S. a little bit. Can you talk about the U.S. inventory position as it relates to total NIKE both on your books and what you think about it as retail, and then within the U.S. business, can you just talk a little bit about the trend of orders in that 1% futures number, like first half of the period, second half of the period?

Pamela Catlett: I laugh at you, Bob.

Donald Blair: I'll take the second one.

Charlie Denson: Okay you take the second one first.

Bob Drbul: That's only one question, actually.

Pamela Catlett: Yes.

Donald Blair: Yes, well, maybe more useful if you think about it for overall NIKE, Inc., the futures number is actually slightly weighted towards the third quarter, so the growth is a little faster in the third than the fourth, but not a huge amount.

Charlie Denson: And as far as inventory levels, both out at retail and in our system, a good--again, we feel very good and very confident about where we are. The U.S. team here is really, I'd say learned and done a nice job at managing inventory, actually over the last four or five years I think and certainly over the last three, and so I think that they continue to get more and more scientific and specific down to the very even the very specific door level and we feel still very good and very confident.

Our outlet business is good. The outlet business overall in the U.S. is a little bit of a struggle and we would mirror some of that but we have--we feel very good about the performance of the outlet business and the investments that we've made in the supply chain over the last four or five years are certainly paying dividends even as we speak today so I would say that inventory levels still are very, very comfortable here in the U.S.

Bob Drbul: And then my second question, Pam, would be can you just give us some of your mindset as you look to the Olympics, you talked about the additional dollars you're going to spend in the fourth quarter heading into it, but how we should think about the dollar investment on the advertising and marketing plans around the Olympics in total?

Charlie Denson: Well, yes, Beijing is going to be the biggest single sporting event probably in your's and my lifetime, so and certainly it's a great opportunity for the NIKE brand, so it's a big event, a big opportunity, and we will be rising to the occasion, shall we say? That being said, also the European championships are very important and as I look at our soccer business right now, the second half numbers coming out of the category specifically soccer are extremely strong, and we feel very, very good about our ability to continue to grow that business on a global basis and the focal point of that will be in Europe, so between those two events, we're pretty bullish and we're going to be pretty aggressive.

Bob Drbul: Great, thank you very much.

Pamela Catlett: Thank you.

Operator: Our next question comes from the line of Virginia Genereux with Merrill Lynch.

Virginia Genereux: Thank you.

Maybe for Don, if you could just talk a little bit sort of longer term about the respective impact on gross margin of kind of the--of maybe the currency benefit and any input cost pressures you might be seeing heading into next year? I mean one thing I'm asking, are you guys, can we look back to sort of fiscal '04-'05? Is that indicative of the currency help, the currency benefit you might see this time--you might see on the go-forward? I know someone said that we're not going to be able to hold on to as much of that because retailers are doing a lot of their own direct sourcing and they sort of know the math on that now, but you guys might have more ability to keep that.

Donald Blair: Well, first of all, Virginia, I don't think this is an easy question to answer because as you know, there's a lot of moving parts in gross margin. It has to do with the mix of products by category, geography, there's lots of input costs, our supply chains are a lot more efficient than they were four years ago, so I think where we start the conversation really is that we read a lot of the macro elements, we manage the levers that we can control, and our goal is to keep margins moving ahead and grow those margins over time. That doesn't mean any one quarter necessarily but that's the long term strategy.

I think what you're seeing right now for this year and this quarter is that we're definitely getting some benefit for selling currencies like the strength of the Euro. As you know, we hedge anywhere from 12 to 18 months in advance of the transaction date, so we're going to see that benefit come into our numbers over this fiscal year and next.

We are definitely seeing pressure from Asian currency appreciation, the Thai baht, the Renminbi, but at the same time, those are the macro factors. The things that we're working on, lean manufacturing, we continue to get benefits from that. We get benefits from a tighter supply chain, we've got lower air freight numbers this year and we've taken surgical price increases, so the nature of the equation is what we're trying to do is manage our financial model and I know the reference you're talking about is to how you handle FX gains and what gets passed back to retailers and consumers and so on, we try to do that on very surgical basis.

We look at model by model pricing. We look at trading terms with all of our accounts and what we're trying to do is make the right decision in the circumstances, so I can't generalize to tell you exactly what it's going to look like.

Mark Parker: Yes, I'll just jump in here too and say that I think we're better prepared than ever before really to manage the margin side of our business between the inventory management tools we have with the supply chain investments we've made, just more discipline around that, completely expanding the lean manufacturing and realizing the benefits of that across footwear and now into apparel, the materials consolidation efforts to SKU management, SKU and style management, as Don said surgical price increases, and then leveraging that all across the portfolio. So, it's really frankly not completely--not arrogant about this but frankly a lot more confident in our ability to manage the margins going forward even with some challenges.

Virginia Genereux: That's great, so it's--I know it's hard to ask on the big call here but it sounds like even as input costs, Don and Mark, might get more--might exert more pressure sort of six months out, conceivably, that you guys feel continued confidence in your ability to drive the gross margin up in a material enough fashion to deliver margin expansion--total operating margin expansion?

Donald Blair: Yes, I mean, I think your last phrase there was the operative phrase which is we manage the whole P&L and the balance sheet. So what we're trying to do here is work all the levers and operating margin expansion is the plan and that's what we need to do to achieve our operating model.

Virginia Genereux: Right, and then Don sort of a follow on to that, I just want to make sure I understood your commentary about SG&A, about rate of SG&A. It should--you said, SG&A with demand creation was probably going to be up ahead of revenue. Should it grow, if SG&A was up sort of 17% this quarter, is there--is it going to be double digits February and more than that May, I'm asking? You said it was sort of more sort of fourth quarter loaded I think.

Donald Blair: Yes, definitely, I definitely would expect to see more growth in the fourth quarter than in the third. That's what I had said earlier and it's really driven by demand creation investments around Beijing and Euro Champs.

Virginia Genereux: Okay, but probably gross double digits even in--?

Donald Blair: Wouldn't want to get into giving guidance at that level.

Virginia Genereux: All right, happy holidays, everybody.

Donald Blair: Thanks, Virginia.

Operator: Our next question comes from the line of Omar Saad with Credit
Suisse.

Omar Saad: Thanks, good evening.

Pamela Catlett: Hi, Omar.

Omar Saad: Wanted to ask a couple of questions, one big--kind of bigger picture question for Mark and Charlie and then maybe a little bit more of a technical question--financial question for Don. Mark, as you think about the relevance of this brand globally, this is a brand--and talking about the NIKE brand, it's a brand everybody knows pretty much everywhere. How do you think strategically about your marketing plan for next year and long term? Do you feel like you're getting to a point where this is really transforming to a consumer brand or perhaps you can be a little bit more strategic or focused or picky about where you spend your demand creation dollars or do you think long term you're still kind of going to be pursuing the same sort of marketing spend, marketing approach?

Mark Parker: Well, yes, I mean the Brand is obviously the most valuable thing we own. Doesn't show up on the balance sheet but what we're doing as we've laid out last February is trying to reorganize the Company along the lines of the categories to really deepen the focus and the connection we have on specific consumers, and as I said a little earlier, I've never been more optimistic I should say, the ability to turn the insights we get from that, those deeper connections into really relevant product communications, very bullish on the potential of the NIKE brand to grow.

As broad as we are around the world, I think we're getting deeper and more specific within each of the pieces of our business, and I think the category alignment is really showing us how much more we can grow in those pieces of the business. So the challenge/opportunity is actually knowing what levers to pull where around the world to optimize that potential and the other thing I'd add is that we continue to look at the broader portfolio and looking at those levers to pull so that we're not putting all the pressure to grow on the NIKE brand itself, but again, I've never been as bullish on the potential of the NIKE brand now that we've actually dialed down more tightly from a consumer standpoint through categories, and again, you'll see that come alive and I think in even higher levels of innovation, edgier, more relevant communication and consumer experiences at retail and so on and so forth, but really feel very good about where we are and the move we're making to make ourselves even more competitive.

Charlie Denson: Omar, I would just add one thing to Mark's comments on? around this consumer experience piece, because I believe on longer term, the consumer and brand loyalty is going to be built on the foundation of a relationship and I think that consumer experience piece is going to become more and more important and I think some of the things that we are--we talked about over the last couple of years and we've introduced the NIKE Plus which is that digital community, that virtual community that consumers are participating in or some of the things we've learned around our Joga.com experience, those are going to be as important and when we talk about marketing in the future I think that will encompass a lot of those types of things as well.

Omar Saad: Is it possible--do you see--is it a possibility that you could pull back on some of the more traditional areas of marketing and refocus some of those dollars into producing some of these new areas?

Charlie Denson: Yes, it's not only a possibility it's a current reality.

Mark Parker: We are actually shifting some dollars out of maybe more conventional medium's in demand creation marketing, traditional TV advertising, for example, is shifting to more surgical and frankly more relevant areas of communication and connecting points to consumers, and that would include retail as well. In our industry I think we really need to lead the transformation of the industry from--to a venue or venues that are much more relevant to consumers from an experiential standpoint, so we're seeing that happen right now.

Charlie Denson: Yes, that migration is already in pretty much full speed.

Omar Saad: Understood, understood, thank you. And then Don, can I ask a quick question on the financials?

Pamela Catlett: Okay but then we're going to have to pick up the pace because we're getting to our time and we want to get to a couple more people.

Omar Saad: Understood, thank you, Pam.

Corporate expenses, it looks like they're off if they look at the segment P&L, looks like they're up significantly year-over-year, I think $335 million versus $232 million last year. Can you talk about what's driving that?

Donald Blair: Yes, there's a whole variety of different things that land at the corporate center but some of them that we're investing in would be retail infrastructure, some of the category go-to-market processes and just how we develop product and innovation, so it's just really how we classify the numbers.

Omar Saad: Understood, thank you.

Pamela Catlett: Thank you, Omar.

Operator: Our next question comes from the line of Brad Cragin with Goldman Sachs.

Brad Cragin: Yes, hello, thank you and thanks for the insight into the breakdown in China between comp growth and door growth. Can you just lend some perspective in terms of where you are in terms of the door opportunity in China and how many you're opening at the run rate right now?

Charlie Denson: Yes, well, the run rate continues--it's flattening out at about the rate that we've been on over the last year and a half which is in the 500 to 600 door range per year. We feel confident around that number, it hasn't shown any signs of slowing down as we start to really get into the Tier 2 cities. Most of our time and efforts have been spent around the big three over the first couple of years and we're in some of the Tier 2 cities but now we're really starting to expand there and I would see that level maintaining itself, definitely through the Olympics.

Brad Cragin: Okay, and then on the One Star launch with Target, can you just put in perspective how you're segmenting the Converse distribution and how that strategy is different from what you were doing with Starter?

Mark Parker: Well, first of all, we're working with Target which is an account, a retail partner that we highly value, very happy with the relationship with Target. One Star is essentially a sub-brand of Converse as opposed to the Converse brand proper, so there is an exclusive relationship with the One Star brand in apparel--in footwear with Target here in the United States, and I would just say that we're very bullish on the relationship, feel like we're really ready to come out of the gates here and really two phases, the first part of January and then fully in the first part of February.

The product line which I've seen is incredibly strong in terms of I think the design and also the value for the price. Target runs a very strong and disciplined operation and obviously has some marketing strength as well, so they're going to put some real energy behind the One Star brand and that launch soon here in the coming weeks and then we expect that to continue to build throughout the year and beyond. So very bullish on the relationship with Target and where we think that can go for Converse for One Star.

Brad Cragin: Great, thank you.

Pamela Catlett: Thank you, Brad.

We have time for one last question, I apologize to anyone we've missed but we--one more person.

Operator: Our last question comes from the line of Jim Duffy with Thomas
Weisel.

Jim Duffy: Thank you. Nice job and happy holidays. I have a couple quick ones.

Pamela Catlett: Thanks, Jim.

Jim Duffy: I want to be sure I'm clear on the gross margin guidance. Don, when you talk about the rate of increase consistent with what it was on the first half of the year do you mean on a year-over-year basis?

Donald Blair: Yes.

Jim Duffy: Okay, and then final point of clarification, what was the demand creation number for the quarter?

Donald Blair: It was $557 million.

Jim Duffy: Very good. Thanks very much. Have a great Christmas.

Pamela Catlett: Thanks, Jim, and thanks everyone for joining us. We look forward to speaking again soon. Happy Holidays!

Operator: This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.